Exhibit 10.1(b)

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Performance-Based PSU Award

%fname% %lname%
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Dear %fname%:

On %grantdate% (the “Award Date”), American Woodmark Corporation (the “Company”) granted to you an award of performance stock units (the “Award”). Your Award is subject to the terms set forth in this letter and in the American Woodmark Corporation 2023 Stock Incentive Plan (the “Plan”). A copy of the Plan will be furnished to you upon your request. Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

The terms of your Award are as follows:

I.In consideration of your agreements contained in this letter, the Company hereby grants you %optionsgranted% performance stock units (PSUs). Each PSU represents the right to receive one share of the voting common stock of the Company. Your Award is subject to vesting based on your continued employment through the third anniversary of the Award Date and the achievement of certain annual and cumulative performance goals for the Company’s 2025, 2026 and 2027 fiscal years.

II.Your Award is subject to the following vesting terms and conditions:

A.You are eligible to earn PSUs in four equal tranches based on the Company’s performance with respect to two annual operating measurements – return on invested capital (ROIC) and adjusted earnings per share (Adjusted EPS) - for each of the Company’s 2025, 2026 and 2027 fiscal years, and one cumulative performance goal based on ROIC and Adjusted EPS measurements covering the Company’s 2025 – 2027 fiscal years on a cumulative basis. For the portion of your Award determined by annual operating measurements, fifty percent will be based upon attainment of the ROIC measurements, and fifty percent will be based upon attainment of the Adjusted EPS measurements. For the portion of your Award determined by the cumulative performance goal, fifty percent will be based upon attainment of the cumulative ROIC measurement, and fifty percent will be based upon attainment of the cumulative Adjusted EPS measurement. The measurements for each year and the cumulative performance goal will have a performance rating - threshold, target or superior. The measurements and performance ratings for fiscal year 2025 and the cumulative performance goal are set forth in Appendix A. The Committee will establish the measurements and performance ratings for fiscal years 2026 and 2027 within 90 days after the start of each year based on the Company’s annual operating plan for each year.

B.The Company’s performance with respect to the measurements for each fiscal year will be assessed by the Committee following the end of the applicable fiscal year. The Company’s performance with respect to the cumulative performance goal will be assessed by the Committee following the end of the 2027 fiscal year. The Committee will

Exhibit 10.1(b)
determine the percentage (up to 25%) of the PSUs that have been earned based on the Company’s performance for each such year or cumulative period, as applicable. The earned PSUs, if any, will be subject to additional service-based vesting based on your continued employment through the third anniversary of the Award Date (the “Vesting Date”) as described in Section II.C. below. Any PSUs that the Committee determines have not been earned for a given fiscal year or cumulative period, as applicable, will be forfeited as of the date of the Committee’s determination.

C.Any PSUs that the Committee determines have been earned pursuant to Section II.B above will vest on the Vesting Date. To be eligible to vest in any earned PSUs, you must be an employee of the Company on the Vesting Date and must have maintained continuous employment from the Award Date through the Vesting Date. In the event your employment terminates at any time for any reason other than as provided in Section II.D or Section II.E. below between the Award Date and the Vesting Date, all of your PSUs (whether earned or unearned) will be forfeited.

D.If, on or after the date on which the Committee completes its evaluation described in Section II.B above for a given fiscal year but prior to the Vesting Date, your employment with the Company terminates due to your Retirement (including termination without Cause where you have satisfied the Retirement criteria set forth below), death, or Disability, then you will vest in a pro-rated portion of any earned PSUs for such year. The number of vested PSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the number of any earned PSUs for such year. If your employment with the Company terminates for any reason prior to the date on which the Committee completes its evaluation described in Section II.B above with respect to a given fiscal year, then, except as otherwise provided in Section II.E. below, all of your unearned PSUs for such year will be forfeited.

E.Change of Control. You will vest in 100% of the earned amount of any PSUs if, at any time before the Vesting Date, a Change of Control occurs and on or after the date of the Change of Control, either (i) your employment with the Company or any successor of the Company or parent or other affiliate thereof is involuntarily terminated by the Company (or any such successor or parent or affiliate) without Cause or (ii) you voluntarily terminate your employment with the Company (or any such successor or parent or affiliate) for Good Reason. If such a termination occurs before the date on which the Committee has completed its evaluation with respect to a given fiscal year pursuant to Section II.B above, then all of the unearned PSUs for such year shall be deemed to have been earned for purposes hereof.

F.Certain Definitions. For purposes of applying this Section II, the following terms shall have the following meanings:

•Cause: Your neglect of your duty which is not corrected after 90 days’ written notice thereof; your misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or your conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude.

•Disability: You become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee of the Company’s Board of Directors in its reasonable discretion.

Exhibit 10.1(b)
•Good Reason: The occurrence of any of the following conditions without your written consent: a reduction in your base salary; you are not in good faith considered for an annual cash bonus; you are not in good faith considered for other benefits that are afforded generally by the Company from time to time to its senior personnel; the relocation of your place of your employment to a location further than 50 miles from your current place of employment; or a substantial diminution in your working conditions or management responsibilities, other than on account of Disability.

•Retirement: Your employment with the Company terminates after you have attained both a) at least ten years of employment with the Company, and b) the age of 55.

G.Adjustments. The Committee may, in its sole discretion, make adjustments to the measurements and performance ratings for any fiscal year, or may reduce or increase the number of PSUs deemed earned, to reflect any unusual or infrequent event, such as a major merger, acquisition or disposition involving the Company, that substantially impacts the level of difficulty of achieving the stated goals at the time the Award was granted.

III.Payment of any vested portion of your Award will be made in shares of the Company’s common stock. The timing of such payment will be as follows:

A.For employees who are continuously employed by the Company through the Vesting Date, payment will occur on or as soon as administratively practicable (within 60 days) after the Vesting Date.

B.For employees whose employment terminates due to either 1) death or 2) Disability before the Vesting Date, payment will occur on as soon as administratively practicable (within 60 days) after the employee’s termination date.

C.For employees whose employment terminates due to 1) Retirement (including involuntary termination without Cause after having satisfied the Retirement criteria set forth above), or 2) involuntary termination without Cause or Good Reason termination on or following the date of a Change of Control, timing of the payment will depend upon whether or not the employee is deemed to be a “specified employee” of the Company as defined by Section 409A(a)(2)(B)(i) of the Internal Revenue Code. If an employee is not a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the employee’s termination date. If an employee qualifies as a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the date that is six months after the employee’s termination date.

IV.You agree, as a condition of receiving the Award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Unless otherwise agreed, the Company will withhold from the Award shares sufficient to cover the minimum statutory amount of all Applicable Withholding Taxes.

V.This Award is not transferable by you except by will or by the laws of descent and distribution.

VI.In the event of changes in the capital structure of the Company, appropriate adjustments will be made according to the Plan.

VII.In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award,

Exhibit 10.1(b)
and will perform such duties as may be assigned from time to time by the Board of Directors or by the executive officers of the Company operating under the authority of the Board; provided, however, that the provisions of this sentence shall not be interpreted as affecting the right of the Company to terminate your employment at any time.

VIII.Until the PSUs are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

IX.The Award is intended to comply with all applicable requirements of Section 409A of the Internal Revenue Code and the terms hereof shall be interpreted consistent with such intent.

X.If the Company’s financial statements are required to be restated at any time prior to the Vesting Date or within a two (2) year period following the Vesting Date as a result of material noncompliance of the Company with federal securities laws, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to cancel without payment all or a portion of the PSUs granted to you under this agreement, or if shares with respect to such PSUs have already been issued, to recover all or a portion of the shares from you (or, if you have already sold or disposed of the shares, the value thereof), if the Committee determines that either (i) the PSUs would not have been earned or vested based on the restated financials or (ii) your misconduct contributed to the need for the restatement. Recovery of shares may be pursued in any manner the Committee deems appropriate, including (without limitation) reducing compensation otherwise payable to you or reducing or withholding future incentive awards or salary increases. The Company’s right to cancel PSUs or recover issued shares or the value thereof shall be in addition to, and not in lieu of, any other rights or remedies the Company may have. In addition, this Award and any shares of Company common stock issued pursuant hereto shall be subject to any other compensation recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of compensation.

This Award is not valid unless electronically accepted.

Your electronic acceptance shall be deemed as your understanding and acceptance to the terms and conditions of this Award.

American Woodmark Corporation

Scott Culbreth
Chief Executive Officer

Agreed to

By: __________________